[KPMG Letterhead]

                                                                Exhibit 23.2









                         INDEPENDENT AUDITORS' CONSENT


The Managing Member
Cascade Entertainment Group, LLC:

We consent to the use of our report, dated May 1, 2002, included herein in the registration statement on Form S-4 of Chukchansi Economic Development Authority, and to the reference to our firm under the heading "Experts" in the registration statement. Our report includes an explanatory paragraph about Cascade Entertainment Group, LLC's ability to continue as a going concern, relating to the balance sheets of Cascade Entertainment Group, LLC as of December 31, 2001 and 2000 and the related statements of operations, members' deficit and cash flows for each of the years in the three-year period ended December 31, 2001.

                                                        /s/ KPMG LLP

Phoenix, Arizona
December 23, 2002